Exhibit 23.2

Consent of Independent Registered Public Accounting Firm
The Board of Directors
Heartland Financial USA, Inc.:

We consent to the use of our reports dated March 11, 2016, with respect to the consolidated balance sheets of Heartland Financial USA, Inc. as of December 31, 2015 and 2014, and the related consolidated statements of income, comprehensive income, changes in equity, and cash flows for each of the years in the three-year period ended December 31, 2015, and the effectiveness of internal control over financial reporting as of December 31, 2015, incorporated herein by reference.

/s/ KPMG LLP
Des Moines, Iowa
May 20, 2016